Exhibit (A)(1)(A)

PUT RIGHT NOTICE

To the Holders of All Outstanding

HOLOGIC, INC.

2.00% Convertible Senior Notes due 2042

(CUSIP No. 436440 AC5)1

Reference is made to the Indenture, dated as of December 10, 2007 (the “Base Indenture”), by and between Hologic, Inc., a Delaware corporation (the “Company”), as issuer, and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of March 5, 2012 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee, relating to the Company’s 2.00% Convertible Senior Notes due 2042 issued March 5, 2012 (the “Notes”). Section 11.08 of the Supplemental Indenture requires that, at the option (the “Put Option”) of each holder of the Notes (each a “Holder”), all or a portion of the Notes must be repurchased by the Company on March 1, 2018 (the “Put Option Repurchase Date”), in accordance with the terms, procedures and conditions outlined in the Indenture. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Notes.

NOTICE IS HEREBY GIVEN that, pursuant to and as required by the provisions of the Indenture, the Company will repurchase validly surrendered Notes on the Put Option Repurchase Date for a repurchase price (the “Put Option Repurchase Price”) payable in cash equal to 100% of the accreted principal amount of the Notes validly surrendered for repurchase and not withdrawn plus accrued and unpaid interest, if any, to, but not including, the Put Option Repurchase Date upon the terms and subject to the conditions set forth in the Indenture, the Notes, and this Put Right Notice and any related notice materials, as amended and supplemented from time to time. Holders may exercise the Put Option from 9:00 a.m., New York City time, on Wednesday, January 31, 2018 through 5:00 p.m., New York City time, on Wednesday, February 28, 2018 (the “Expiration Date”), which is the Business Day immediately preceding the Put Option Repurchase Date.

Because the Put Option Repurchase Date (March 1, 2018) falls after a Regular Record Date (February 15, 2018) and on the corresponding Interest Payment Date (March 1, 2018), the Company will pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holders of record at the close of business on the corresponding Regular Record Date. On the Put Option Repurchase Date, there will be approximately $10.00 of accrued and unpaid interest per $1,000 original principal amount of the Notes. Accordingly, the Put Option Repurchase Price for Holders of record at the close of business on February 15, 2018 who validly exercise the Put Option prior to the Expiration Date, will include accrued and unpaid interest, and will therefore equal approximately $1,010.00 per $1,000 original principal amount of the Notes. If a Holder sells such Holder’s Notes after the Regular Record Date of

[1]

The CUSIP number has been assigned to the Notes by an organization that is not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness or accuracy on the Notes or as indicated in this Put Right Notice.

February 15, 2018, and the subsequent Holder validly exercises the Put Option prior the Expiration Date, the accrued and unpaid Interest payable on the Interest Payment Date will be paid to the Holder of record on March 1, 2018 and not to the Holder who exercised the Put Option. Unless the Company defaults in the payment of the Put Option Repurchase Price, interest on Notes surrendered for repurchase by the Company will cease to accrue on and after the Put Option Repurchase Date.

As of the date of this Put Right Notice, the Company has called for redemption all of the outstanding Notes on March 6, 2018 (the “Redemption Date”) at a redemption price (the “Redemption Price”) payable in cash equal to 100% of the Accreted Principal Amount of the Notes to be redeemed plus accrued and unpaid interest (including Contingent Interest, if any) to, but not including, the Redemption Date. As of March 6, 2018, the Accreted Principal Amount of the Notes, if not otherwise surrendered to the Company for repurchase or conversion, will be $1,000.28 per $1,000. Under the terms of the Indenture, Holders of the Notes have a right to convert the Notes at any time prior to 5:00 p.m., New York City time, on Monday, March 5, 2018 (the “Conversion Deadline”), which is the Business Day immediately preceding the Redemption Date. Pursuant to the terms of the Indenture, the Company has made an irrevocable Net Share Settlement Election to settle the conversion of any Notes validly submitted for conversion on or after the date of this Notice entirely in cash.

Any Holders who wish to convert Notes must surrender such Notes for conversion no later than the Conversion Deadline (Holders’ right to convert expires after the Conversion Deadline unless the Company defaults in the payment of the Redemption Price) and must satisfy the other requirements set forth in the Indenture. Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid Interest, except as set forth below, as the Company’s settlement of the Conversion Obligation shall be deemed to satisfy its obligation to pay the principal amount of the Notes and accrued and unpaid Interest to, but not including, the Conversion Date. As provided in the indenture, (i) Notes that are submitted for conversion after 5:00 p.m. on February 15, 2018 (a Regular Record Date), and before 9:00 a.m. on March 1, 2018 (the corresponding Interest Payment Date) must be accompanied by payment of an amount in cash equal to the interest payable on the Interest Payment Date, March 1, 2018, and (ii) Holders of such Notes as of 5:00 p.m., New York City time, on February 15, 2018 shall receive the Interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. As further provided in the Indenture, the Company shall not be required to convert any Notes that are surrendered for conversion between the Regular Record Date and the Interest Payment Date without payment of Interest as required by the Indenture.

Notes with respect to which the conversion right is validly exercised in accordance with the terms of the Notes and the Indenture prior to the Conversion Deadline will not be redeemed on the Redemption Date. Any Notes surrendered for repurchase pursuant to a Holder’s Put Option may be converted in accordance with Article 12 of the Supplemental Indenture only if the Notes surrendered for repurchase have been validly withdrawn from the election to repurchase in accordance with Section 11.08 of the Supplemental Indenture and the procedures set forth in this Put Right Notice. As of the date of this Put Right Notice, the Conversion Rate for the Notes is 32.07698 shares of Common Stock per $1,000 original principal amount outstanding, which is equivalent to a Conversion Price of approximately $31.18 per share as of the Redemption Date. Upon conversion, a Holder will not receive any additional shares of the Company’s Common

Stock or cash attributable to the Accreted Principal Amount of the Notes in excess of the Original Principal Amount of the Notes. The company will satisfy its conversion obligation in accordance with the Indenture. Wilmington Trust Company will be the conversion agent for the Notes (the “Conversion Agent”). The name and address of the Conversion Agent are set forth below.

As of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) or its nominee and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered in accordance with DTC’s applicable procedures. To exercise your Put Option to have the Company repurchase your Notes and receive payment of the Put Option Repurchase Price, you must have your Notes validly delivered through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on Wednesday, February 28, 2018 (the “Expiration Date”). If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, then you must contact such nominee and instruct such nominee to exercise your Put Option and surrender your Notes through the transmittal procedures of DTC. Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by complying with the withdrawal procedures of DTC.

The Trustee, Paying Agent and Conversion Agent is

Wilmington Trust Company

and for purposes of this Put Right Notice, the address is:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attn: Workflow Mgmt – 5th Floor

Telephone: (302) 646-6470

Facsimile: (302) 636-4139

Any questions or requests for assistance or copies of this Put Right Notice or other materials may be directed to the Paying Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Put Option.

The date of this Put Right Notice is January 29, 2018.

TABLE OF CONTENTS

SUMMARY TERM SHEET	5
IMPORTANT INFORMATION CONCERNING THE PUT OPTION	11
Information Concerning the Company	11
Information Concerning the Notes	11
Interest; Accretion	11
The Company’s Obligation to Repurchase the Notes	12
Put Option Repurchase Price	12
Source of Funds	13
Conversion Rights of the Notes	13
Market for the Notes and the Company’s Common Stock	15
Redemption	16
Fundamental Change	16
Ranking	17
Procedures to be Followed by Holders Electing to Exercise the Put Option	17
Method of Delivery	17
Agreement to be Bound by the Terms of the Put Option	17
Exercise of Put Option and Delivery of Notes	19
Right of Withdrawal	20
Payment for Surrendered Notes	21
Notes Acquired	22
Plans or Proposals of the Company	22
Repurchase of Notes by the Company and Its Affiliates	24
Agreements Involving the Company’s Securities	24
Additional Information	28
No Solicitations	29
Definitions	29
Conflicts	29
SCHEDULE A. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS	30
SCHEDULE B. OPTIONAL PUT REPURCHASE NOTICE	31

No person has been authorized to give any information or to make any representations other than those contained in this Put Right Notice and, if given or made, such information or representations must not be relied upon as having been authorized. You should not assume that the information contained in this Put Right Notice is accurate as of any date other than the date on the front of this Put Right Notice. The Put Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Put Right Notice shall not under any circumstances create any implication that the information contained herein or in the related notice materials is current as of any time subsequent to the date of such information. None of the Trustee, the Company, its Board of Directors, or its employees is making any representation or recommendation to any Holder as to whether or not to exercise the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Put Right Notice and other offering materials because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

Hologic, Inc., a Delaware corporation (the “Company” or “we”), is obligated, at your option, to repurchase validly surrendered 2.00% Convertible Senior Notes due 2042 issued March 5, 2012 (the “Notes”) on March 1, 2018 (the “Put Option Repurchase Date”). (Page 12)

Why is the Company offering to repurchase my Notes?

The terms of the Notes and the Indenture (as hereinafter defined) require that the Company offer to repurchase all of the Notes validly surrendered and not withdrawn at the option (the “Put Option”) of the holder thereof (each a “Holder”). The Notes were issued under an Indenture, dated as of December 10, 2007 (the “Base Indenture”), by and between the Company, as issuer, and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of March 5, 2012 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee. (Page 12)

What Notes is the Company obligated to repurchase?

We are obligated to repurchase all of the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the Indenture. As of January 29, 2018, there was $206,017,000 aggregate original principal amount of Notes outstanding. (Page 11)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Notes and the Indenture, the Company will pay, in cash, a repurchase price (the “Put Option Repurchase Price”) equal to 100% of the accreted principal amount of the Notes validly surrendered for repurchase and not withdrawn, plus accrued and unpaid interest, if any, to, but not including, the Put Option Repurchase Date. The Put Option Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company’s Common Stock (as defined below). (Page 12)

How much accrued and unpaid interest will the Company pay as part of the Put Option Repurchase Price?

Pursuant to the terms of the Notes and the Indenture, the next regular Interest Payment Date for the Notes is March 1, 2018. The corresponding Regular Record Date is February 15, 2018. Because the Put Option Repurchase Date (March 1, 2018) falls after the Regular Record Date and on the corresponding Interest Payment Date, the Company will pay accrued and unpaid interest on the Notes through February 28, 2018, to Holders of record on February 15, 2018 of all

Notes regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be accrued and unpaid interest of approximately $10.00 per $1,000 original principal amount of Notes as of the Put Option Repurchase Date, which will be included in the Put Option Repurchase Price for Holders of record at the close of business on February 15, 2018 who validly exercise the Put Option prior to the Expiration Date. The Put Option Repurchase Price for Holders of record at the close of business on February 15, 2018 who validly exercise the Put Option prior to the Expiration Date, will include accrued and unpaid interest, and will therefore equal approximately $1,010.00 per $1,000 original principal amount of the Notes. If a Holder sells such Holder’s Notes after the Regular Record Date of February 15, 2018, and the subsequent Holder validly exercises the Put Option prior the Expiration Date, the accrued and unpaid Interest payable on the Interest Payment Date will be paid to the Holder of record on February 15, 2018 and not to the Holder who exercised the Put Option. (Page 11)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), and the market for similar securities. To the extent available, Holders are urged to obtain current market information for the Notes prior to making any decision with respect to the Put Option. The Common Stock of the Company is listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “HOLX.” On January 26, 2018, the last reported sales price of the Common Stock on NASDAQ was $43.38 per share. (Page 15)

What does the Board of Directors of the Company think of the Put Option?

The Board of Directors of the Company has not made and is not making any recommendations as to whether you should exercise the Put Option. As noted, the Company is required to offer to repurchase the Notes pursuant to their terms and the terms of the Indenture. You must make your own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised. (Page 13)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Wednesday, February 28, 2018 (the “Expiration Date”), which is the Business Day immediately preceding the Put Option Repurchase Date. We do not expect to extend the period Holders have to exercise the Put Option unless required to do so by federal securities laws. (Page 12)

What are my rights to convert the Notes?

The Notes are convertible under certain circumstances into shares of the Company’s Common Stock, in accordance with and subject to the terms of the Indenture; provided that, under the terms of the Indenture, the Company has the option to make an irrevocable Net Share Settlement Election to settle the conversion in shares of the Company’s Common Stock, cash, or a combination of cash and shares of the Company’s Common Stock. Holders may convert their Notes prior to the close of business on the Scheduled Trading Day immediately preceding

December 1, 2041 under any of the following circumstances: (1) during any calendar quarter if the Last Reported Sale Price of the Company’s Common Stock exceeds 130% of the Conversion Price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period in which the trading price per Note for each day of such period was less than 98% of the product of the Last Reported Sale Price of the Company’s Common Stock and the Conversion Rate on each such day; (3) if the Notes have been called for redemption; or (4) upon the occurrence of specified corporate events. As of the date of this Put Right Notice, the Conversion Rate for the Notes is 32.07698 shares of Common Stock per $1,000 original principal amount outstanding, which is equivalent to a Conversion Price of approximately $31.18 per share as of the Redemption Date. Upon conversion, a Holder will not receive any additional shares of the Company’s Common Stock or cash attributable to the Accreted Principal Amount of the Notes in excess of the Original Principal Amount of the Notes. Pursuant to the terms of the Indenture, the Company has made an irrevocable Net Share Settlement Election to settle the conversion of any Notes validly submitted for conversion on or after the date of this Notice entirely in cash.

Under the terms of the Indenture, you may submit your Notes for conversion into cash at any time prior to 5:00 p.m., New York City time, on Monday, March 5, 2018 (the “Conversion Deadline”), which is the Business Day preceding the Redemption Date. (Page 13)

Can the Company redeem the Notes?

Yes. On or after March 6, 2018, the Company may at its option redeem all or part of the Notes for cash at a redemption price (the “Redemption Price”) equal to 100% of the accreted principal amount of the Notes to be redeemed plus accrued and unpaid interest (including Contingent Interest, if any) to, but not including, the applicable redemption date. The Redemption Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company’s Common Stock. Under the terms of the Indenture, the Put Option Repurchase Price and the Redemption Price are economically equivalent, except for any differences in principal accretion and accrued and unpaid interest due based solely on any differences in the date either is paid.

On January 29, 2018, the Company issued a notice of redemption to the Holders to redeem any Notes outstanding on March 6, 2018 (the “Redemption Date”) pursuant to its option under Section 11.01 of the Supplemental Indenture and Article 11 of the Base Indenture. As a result, Notes with respect to which the Put Option is not exercised prior to 5:00 p.m., New York City time on the Expiration Date (or with respect to which the Put Option is exercised and subsequently withdrawn prior to the withdrawal deadline, which is also 5:00 p.m., New York City time on the Expiration Date) and that are not surrendered for conversion prior to 5:00 p.m., New York City time, on Monday, March 5, 2018 (the Conversion Deadline), will be redeemed by the Company on the Redemption Date at the Redemption Price. (Page 16)

Will the Company’s exercise of its redemption right impact the Put Option?

No. The Company is required to repurchase any Notes with respect to which you exercise the Put Option notwithstanding the Company’s exercise of its redemption right. (Page 16)

How will the Company fund the repurchase of the Notes?

We intend to use available cash, which may include amounts borrowed under our revolving credit facility, to fund the repurchase of the Notes. (Page 13)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by the Company of validly surrendered Notes is not subject to any conditions other than such repurchase being lawful and satisfaction of the procedural requirements described in this Put Right Notice. (Page 12)

How do I exercise the Put Option?

As of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) or its nominee and there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Option with respect to your Notes held through DTC in the following manner:

•	If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to exercise your Put Option by surrendering the Notes on your behalf in accordance with DTC’s applicable procedures; or

•	If you are a DTC participant and hold your Notes through DTC directly, you may exercise the Put Option by surrendering your Notes electronically in accordance with DTC’s applicable procedures.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to surrender Notes pursuant to the Put Option and holds physical certificates evidencing such Notes must complete and sign a repurchase notice in the form attached hereto as Schedule B (the “Optional Put Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Optional Put Repurchase Notice, together with the certificates evidencing the Notes being surrendered and all necessary endorsements, to the Paying Agent (as defined hereinafter).

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Put Right Notice. (Page 17)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT OPTION BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

If I exercise the Put Option, when will I receive payment for my Notes?

We will forward to the Paying Agent, prior to 1:00 p.m., New York City time, on the Put Option Repurchase Date (Thursday, March 1, 2018), the funds required to pay the Put Option Repurchase Price for all validly surrendered Notes. The Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (Page 21)

Until when can I withdraw my previous exercise of the Put Option?

Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on Wednesday, February 28, 2018 (the “Expiration Date”). (Page 20)

How do I withdraw my previous exercise of the Put Option?

To withdraw your previous exercise of the Put Option with respect to any Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. While the Trustee has informed us that, as of the date of this Put Right Notice, there are no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Option was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice (a “Withdrawal Notice”) in accordance with Section 11.08 of the Supplemental Indenture and deliver such Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. (Page 20)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT OPTION WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

Do I need to do anything if I do not wish to exercise the Put Option?

No. If you do not exercise the Put Option before the Expiration Date (5:00 p.m., New York City time, on Wednesday, February 28, 2018), such Notes will remain outstanding subject to their existing terms. (Page 17)

What happens if I do not exercise the Put Option?

On January 29, 2018, the Company issued a notice of redemption to the Holders to redeem any Notes outstanding on the Redemption Date (March 6, 2018). If you do not exercise the Put Option before the Expiration Date (5:00 p.m., New York City time, on Wednesday, February 28, 2018) or validly surrender your Notes for conversion prior to the Conversion Deadline (5:00 p.m., New York City time, on Monday, March 5, 2018), we will redeem all of your Notes on the Redemption Date at the Redemption Price. Under the terms of the Indenture, the Put Option Repurchase Price and the Redemption Price are economically equivalent, except for any differences in principal accretion and accrued and unpaid interest due based solely on any differences in the date either is paid. (Page 16)

If I choose to exercise the Put Option, do I have to exercise the Put Option with respect to all of my Notes?

No. You may exercise the Put Option with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Put Option with respect to a portion of your Notes, you must exercise the Put Option with respect to Notes for a principal amount of $1,000 or an integral multiple thereof. In addition, if you do not exercise the Put Option with respect to all of your Notes, or otherwise validly submit all of your Notes for conversion prior to the Conversion Deadline, we will redeem all of your remaining Notes on the Redemption Date. (Page 12)

If I choose to exercise the Put Option, will I continue to be able to exercise my conversion rights?

No. If you choose to exercise the Put Option, your conversion rights will be terminated, unless you withdraw your previously surrendered Notes prior to 5:00 p.m., New York City time, on the Expiration Date. (Page 13)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes pursuant to the Put Option?

The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your own tax advisor regarding the actual tax consequences to you. (Page 24)

Who is the Paying Agent?

Wilmington Trust Company is serving as Paying Agent in connection with the Put Option. The Paying Agent’s address and telephone number are set forth on page 3 of this Put Right Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the exercise of the Put Option may be directed to the Paying Agent at the address and telephone numbers set forth on page 3 of this Put Right Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

Information Concerning the Company

The Company is a developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products, with an emphasis on women’s health. The Company operates five core business units focused on breast health, diagnostics, medical aesthetics, GYN surgical and skeletal health.

The principal executive offices of the Company are located at 250 Campus Drive, Marlborough, Massachusetts 01752, and its telephone number is (508) 263-2900.

Information Concerning the Notes

The Notes were issued under the Base Indenture as supplemented by the Supplemental Indenture. The Notes mature on March 1, 2042. As of January 26, 2018, there was $206,017,000 aggregate principal amount of Notes outstanding.

Interest; Accretion

Until March 1, 2018, the Notes will bear interest at a rate of 2.00% per year payable semi-annually in arrears on March 1 and September 1 of each year for the period from and including the immediately preceding interest payment date to but excluding the current interest payment date. Interest will be paid to Holders of record at the close of business on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes is computed on the basis of a 360-day year of twelve 30-day months. Unless the Company defaults in making the payment of the Put Option Repurchase Price on Notes for which the Put Option has been exercised, interest on the Notes surrendered for repurchase by the Company pursuant to the Put Option and not properly withdrawn will cease to accrue on and after the Put Option Repurchase Date (March 1, 2018).

The Company will not pay cash interest (except Contingent Interest, if any) on and after March 1, 2018, and instead from such date the principal amount of the Notes will accrete principal at a rate that provides Holders with an aggregate yield to maturity of 2.00% per year (computed on a semi-annual bond-equivalent basis).

Beginning with the six-month interest period commencing March 1, 2018, the Company will pay Contingent Interest during any six-month period to the Holders of the Notes if the trading price of the Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the accreted principal amount of the Notes. During any six-month period when Contingent Interest shall be payable with respect to the Notes, the Contingent Interest payable per $1,000 original principal amount of the Notes will equal 0.40% of the average trading price of $1,000 original principal amount of the Notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month period. Contingent Interest on the Notes is also computed on the basis of a 360-day year of twelve 30-day months.

Unless the Company defaults in the payment of either the Put Option Repurchase Price on Notes for which the Put Option has been exercised, or the Redemption Price on any remaining outstanding Notes, interest (including Contingent Interest, if any) on the Notes will cease to accrue, and principal will cease to accrete, on and after the Redemption Date (March 6, 2018).

The Company’s Obligation to Repurchase the Notes

Pursuant to the terms of the Notes and the Indenture, on March 1, 2018, which is the Put Option Repurchase Date for the Put Option, the Company is obligated to repurchase all Notes for which the Put Option has been exercised and not withdrawn by the Holders.

The Put Option will expire at 5:00 p.m., New York City time, on Wednesday, February 28, 2018, the Expiration Date, which is the Business Day immediately preceding the Put Option Repurchase Date. To exercise your Put Option to have the Company repurchase your Notes and to receive payment of the Put Option Repurchase Price, you must validly surrender the Notes prior to 5:00 p.m., New York City time on the Expiration Date. We do not expect to extend the period Holders have to exercise the Put Option unless required to do so by federal securities laws. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Put Option Repurchase Date. The repurchase by the Company of Notes for which the Put Option is validly exercised is not subject to any conditions other than such repurchase being lawful and satisfaction of the procedural requirements described in this Put Right Notice. You may exercise the Put Option with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Put Option with respect to a portion of your Notes, you must exercise the Put Option with respect to Notes for a principal amount of $1,000 or an integral multiple thereof.

If any Notes remain outstanding following the expiration of the Put Option, and such Notes are not otherwise validly submitted for conversion before the Conversion Deadline, the Company will redeem all of the remaining Notes on the Redemption Date (March 6, 2018) at the Redemption Price.

Put Option Repurchase Price

The repurchase price to be paid by the Company for the Notes on the Put Option Repurchase Date (March 1, 2018) is the Put Option Repurchase Price, which is equal to 100% of the original principal amount of the Notes validly surrendered for repurchase and not withdrawn plus accrued and unpaid interest, if any, to, but not including, the Put Option Repurchase Date.

Pursuant to the terms of the Notes and the Indenture, the next regular Interest Payment Date for the Notes is March 1, 2018. The corresponding Regular Record Date is February 15, 2018. Because the Put Option Repurchase Date falls after the Regular Record Date and on the corresponding Interest Payment Date, the Company will pay accrued and unpaid interest on the Notes through February 28, 2018, to Holders of record on February 15, 2018 of all Notes regardless of whether the Put Option is exercised with respect to such Notes. There will be accrued and unpaid interest of approximately $10.00 per $1,000 original principal amount of Notes as of the Put Option Repurchase Date. As a result, the Put Option Repurchase Price for Holders of record at the close of business on February 15, 2018 who validly exercise the Put Option prior to the Expiration Date will include accrued and unpaid interest, and will therefore equal approximately $1,010.00 per $1,000 original principal amount of the Notes. If a Holder sells such Holder’s Notes after the Regular Record Date of February 15, 2018, and the subsequent Holder validly exercises the Put Option prior the Expiration Date, the accrued and unpaid Interest payable on the Interest Payment Date will be paid to the Holder of record on February 15, 2018 and not to the Holder who exercised the Put Option. We will pay the Put Option Repurchase Price in cash with respect to any and all Notes validly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on Wednesday, February 28, 2018, which is the Expiration Date.

The Put Option Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company’s Common Stock. Thus, the Put Option Repurchase Price may be significantly lower or higher than the current market price of the Notes on the Put Option Repurchase Date. Holders are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to exercise the Put Option.

None of the Trustee, the Company, our Board of Directors, or our employees is making any recommendation to Holders as to whether to exercise the Put Option or refrain from exercising the Put Option. Each Holder must make such Holder’s own decision whether to exercise the Put Option with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Put Option should be exercised.

Source of Funds

In the event the Put Option is exercised for any Notes, we intend to use available cash, which may include amounts borrowed under our revolving credit facility, to pay the Put Option Repurchase Price for the Notes.

Conversion Rights of the Notes

The Notes are convertible under certain circumstances into shares of the Company’s Common Stock, in accordance with and subject to the terms of the Indenture; provided that, under the terms of the Indenture, the Company has the option to make an irrevocable Net Share Settlement Election to settle the conversion in shares of the Company’s Common Stock, cash, or a combination of cash and shares of the Company’s Common Stock. Under the terms of the Indenture, Holders may convert their Notes prior to the close of business on the Scheduled Trading Day immediately preceding December 1, 2041 under any of the following circumstances: (1) during any calendar quarter if the Last Reported Sale Price of the Company’s Common Stock exceeds 130% of the Conversion Price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the five business day period after any five consecutive trading day period in which the trading price per Note for each day of such period was less than 98% of the product of the Last Reported Sale Price of the Company’s Common Stock and the Conversion Rate on each such day; (3) if the Notes have been called for redemption; or (4) upon the occurrence of specified corporate events. As of the date of this Put Right Notice, the Conversion Rate for the Notes is 32.07698 shares of Common Stock per $1,000 original principal amount outstanding, which is equivalent to a Conversion Price of approximately $31.18 per share as of the Redemption Date. Upon conversion, a Holder will not receive any additional shares of the Company’s Common Stock or cash attributable to the Accreted Principal Amount of the Notes in excess of the Original Principal Amount of the Notes. The Conversion Rate and Conversion Price are subject to adjustment in certain circumstances described in the Indenture. We will promptly disclose any adjustment to the Conversion Rate and Conversion Price that occurs prior to the Conversion Deadline (5:00 p.m., New York City time, on Monday, March 5, 2018). Wilmington Trust Company is also the Conversion Agent for the Notes. The name and address of the Conversion Agent are set forth on page 3 of this Put Right Notice.

Pursuant to the terms of the Indenture, you may convert your Notes at any time prior to 5:00 p.m., New York City time, on Monday, March 5, 2018 (the Conversion Deadline), which is the Business Day preceding the Redemption Date. In order to convert your Notes, you must satisfy the other requirements set forth in the Indenture. Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid Interest, except as set forth below, as the Company’s settlement of the Conversion Obligation shall be deemed to satisfy its obligation to pay the principal amount of the Notes and accrued and unpaid Interest to, but not including, the Conversion Date. As provided in the Indenture, (i) Notes that are submitted for conversion after 5:00 p.m. on February 15, 2018 (a Regular Record Date), and before 9:00 a.m. on March 1, 2018 (the corresponding Interest Payment Date) must be accompanied by payment of an amount in cash equal to the interest payable on the Interest Payment Date, March 1, 2018, and (ii) Holders of such Notes as of 5:00 p.m., New York City time, on February 15, 2018 shall receive the Interest payable on such Notes on the corresponding Interest Payment Date, notwithstanding the conversion. As further provided in the Indenture, the Company shall not be required to convert any Notes that are surrendered for conversion between the Regular Record Date and the Interest Payment Date without payment of Interest as required by the Indenture. Notes may not be converted on or after the Redemption Date unless the Company defaults in the payment of the applicable Redemption Price.

Pursuant to the terms of the Indenture and this Notice, the Company has irrevocably elected to settle the conversion of any Notes validly surrendered for conversion on or after the date of this Notice into cash. As a result, Holders that validly tender Notes for conversion on or after the date of this Notice will receive, for each $1,000 in original principal amount of Notes, cash in an amount equal to the sum of the Daily Conversion Values for each of the 30 VWAP Trading Days during the related Observation Period, as calculated in accordance with the terms of the Indenture. For each such conversion, the Observation Period will begin on and include the third VWAP Trading Day after the related Conversion Date in respect of such Notes. Holders that validly tender Notes for conversion on or after the date of this Notice will receive such cash payment on the third Business Day after the end of the applicable Observation Period.

Any Notes surrendered for repurchase pursuant to a Holder’s Put Option may be converted in accordance with the terms of the Indenture and the Notes only if the Notes surrendered for repurchase have been validly withdrawn from the election to repurchase in accordance with Section 11.08 of the Supplemental Indenture prior to 5:00 p.m., New York City time, on the Expiration Date (February 28, 2018).

Market for the Notes and the Company’s Common Stock

There is no established reporting system or market for trading in the Notes. However, we believe the Notes currently are traded over the counter. We believe that there is no practical way to accurately determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s Common Stock, and the market for similar securities.

As described above, Holders have the right to convert their Notes, in certain circumstances and in accordance with and subject to the terms of the Notes and the Indenture, into shares of the Company’s Common Stock. The Common Stock into which the Notes are convertible is listed on NASDAQ under the symbol “HOLX.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported by NASDAQ:

Fiscal Year Ended September 29, 2018	High	Low
First Quarter	$44.19	$35.76
Second Quarter (through January 26, 2018)	45.09	42.55

Fiscal Year Ended September 30, 2017	High	Low
First Quarter	$41.01	$35.15
Second Quarter	42.97	37.76
Third Quarter	46.80	42.12
Fourth Quarter	45.61	36.20

Fiscal Year Ended September 24, 2016	High	Low
First Quarter	$41.66	$36.29
Second Quarter	39.94	31.84
Third Quarter	38.09	32.64
Fourth Quarter	39.35	32.81

Fiscal Year Ended September 26, 2015	High	Low
First Quarter	$27.35	$22.70
Second Quarter	33.33	25.60
Third Quarter	38.55	32.12
Fourth Quarter	43.00	35.80

On January 26, 2018, the last reported sales price of the Common Stock on NASDAQ was $43.38 per share. As of January 25, 2018, there were approximately 289,087,617 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision with respect to the Put Option.

Redemption

On or after March 6, 2018, the Company may at its option redeem all or part of the Notes for cash at the Redemption Price, which is equal to 100% of the accreted principal amount of the Notes to be redeemed plus accrued and unpaid interest (including Contingent Interest, if any) to, but not including, the applicable redemption date, on at least 30 days’ and no more than 60 days’ notice to the Holders. As of March 6, 2018, the Accreted Principal Amount of the Notes, if not otherwise surrendered to the Company for repurchase or conversion, will be $1,000.28 per $1,000. Holders may convert Notes or portions of Notes called for redemption even if the Notes are not otherwise convertible at that time, until 5:00 p.m., New York City time, on the Business Day preceding the applicable redemption date.

On January 29, 2018, the Company issued a notice of redemption to the Holders to redeem any Notes outstanding on the Redemption Date (March 6, 2018). As a result, Notes with respect to which the Put Option is not exercised prior to the Expiration Date (5:00 p.m., New York City time, on Wednesday, February 28, 2018) (or with respect to which the Put Option is exercised and subsequently withdrawn prior to the withdrawal deadline) and that are not surrendered for conversion prior to the Conversion Deadline (5:00 p.m., New York City time, on Monday, March 5, 2018), will be redeemed by the Company on the Redemption Date at the Redemption Price. Under the terms of the Indenture, the Put Option Repurchase Price and the Redemption Price are economically equivalent, except for any differences in principal accretion and accrued and unpaid interest due based solely on any differences in the date either is paid.

Fundamental Change

Under the Indenture, Holders may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change (as defined in the Indenture) at a repurchase price equal to 100% of the accreted principal amount of the Notes to be repurchased plus accrued and unpaid interest (including Contingent Interest, if any) to, but not including, the Fundamental Change Repurchase Date (as defined in the Indenture). In the event of a Make-Whole Fundamental Change (as defined in the Indenture), if a Holder elects to exercise such Holder’s conversion right with respect to such Holder’s Notes, the Conversion Rate for such Notes would be increased by an amount determined in accordance with the Indenture.

Ranking

The Notes are the Company’s senior unsecured obligations and rank equally with all of its existing and future senior unsecured debt and prior to all future subordinated debt. The Notes are effectively subordinated to any future secured indebtedness to the extent of the collateral securing such indebtedness, and structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

Procedures to be Followed by Holders Electing to Exercise the Put Option

Holders will not be entitled to receive the Put Option Repurchase Price for their Notes unless they validly surrender and do not withdraw the Notes prior to 5:00 p.m., New York City time, on the Expiration Date (February 28, 2018). Holders may exercise the Put Option with respect to all of their Notes or any portion of their Notes provided that Holders who wish to exercise the Put Option with respect to a portion of their Notes must exercise the Put Option with respect to Notes for a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes prior to 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

Method of Delivery

As of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for repurchase hereunder must be delivered in accordance with DTC’s applicable procedures. Valid delivery of Notes via DTC’s applicable procedures will constitute an Optional Put Repurchase Notice satisfying Holders’ requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through DTC’s applicable procedures, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT OPTION BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

Agreement to be Bound by the Terms of the Put Option

By exercising the Put Option with respect to any portion of your Notes by surrendering such Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Put Option Repurchase Date (March 1, 2018) pursuant to the terms and conditions set forth in this Put Right Notice;

•	you agree to all of the terms of this Put Right Notice;

•	you have received this Put Right Notice and acknowledge that this Put Right Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Put Right Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Put Option Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Put Right Notice;

•	you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	you understand that all Notes validly surrendered for repurchase and not withdrawn prior to 5:00 p.m., New York City time, on February 28, 2018 will be repurchased at the Put Option Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Put Right Notice and related notice materials, as amended and supplemented from time to time;

•	surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on February 28, 2018;

•	all authority conferred or agreed to be conferred pursuant to your exercise of the Put Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Put Right Notice and the form and validity (including time of receipt of notice of withdrawal) of all documents will be determined by the Company, in its discretion, provided that in the event of a dispute, a Holder may challenge the Company’s determinations in a court of competent jurisdiction.

Exercise of Put Option and Delivery of Notes

Notes Held Through a Custodian. If you wish to exercise the Put Option with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for repurchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” prior to 5:00 p.m., New York City time, on Wednesday, February 28, 2018 (the Expiration Date). The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. The Company hereby requests that each broker, dealer, commercial bank, trust company or other nominee that holds Notes inform the Company of the approximate number of beneficial owners of the Notes that are held by such nominee.

Notes Held by a DTC Participant (in Global Form). If you are a DTC participant who wishes to exercise the Put Option with respect to any of your Notes, you must:

•	deliver to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmit your acceptance through DTC’s applicable procedures, prior to 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Put Option through DTC’s applicable procedures, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Option, including those set forth above under “Agreement to be Bound by the Terms of the Put Option.”

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Option with respect to such Notes, any such Holder of such Notes must complete and sign an Optional Put Repurchase Notice in the form attached hereto as Schedule B in accordance with the instructions set forth therein, have the signature thereon guaranteed (as described below) and deliver such manually signed Optional Put Repurchase Notice, together with the certificates evidencing the Notes being surrendered and all necessary endorsements, to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

All signatures on an Optional Put Repurchase Notice and endorsing the Notes must be guaranteed by an “Eligible Institution.” An Eligible Institution is a firm which is a member in good standing of a Medallion Signature Guarantee Program recognized by the Paying Agent (for example, the Securities Transfer Agent’s Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program). An Eligible Institution includes firms that are members of a registered national securities exchange, members of the National Association of Securities Dealers, Inc., commercial banks or trust companies having an office in the United States and certain other eligible guarantors. Signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If an Optional Put Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

Right of Withdrawal

You may withdraw your previous exercise of the Put Option with respect to any notes at any time prior to 5:00 p.m., New York City time, on February 28, 2018 (the Expiration Date), which is the Business Day immediately preceding the Put Option Repurchase Date.

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Put Option, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on February 28, 2018 (the Expiration Date). This means you (or your broker, dealer, commercial bank, trust company or other nominee) must deliver, or cause to be delivered, a valid withdrawal request through DTC’s applicable procedures before 5:00 p.m., New York City time, on February 28, 2018 (the Expiration Date). The withdrawal notice must:

•	specify the DTC Voluntary Put Option Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through DTC’s applicable procedures by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a Withdrawal Notice in accordance with the Indenture and deliver such Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on February 28, 2018 (the Expiration Date). Pursuant to the Indenture, the Withdrawal Notice must specify:

•	the principal amount of the Notes with respect to which such Withdrawal Notice is being submitted;

•	the certificate numbers of the Notes to be withdrawn; and

•	the principal amount, if any, of such Notes which remains subject to the Optional Put Repurchase Notice, which portion must be in a principal amount of $1,000 or an integral multiple thereof.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Holders are advised that if they timely surrendered Notes for repurchase under the Put Option, they are also permitted to withdraw such Notes after midnight, New York City time, on Wednesday, March 28, 2018 in the event that the Company has not yet accepted the Notes for payment as of that time. Pursuant to the Indenture, the Company is required to forward to the Paying Agent, prior to 1:00 p.m., New York City time, on March 1, 2018 (the Put Option Repurchase Date) the appropriate amount of cash required to pay the Put Option Repurchase Price for all Notes with respect to which the Put Option has been exercised and not withdrawn.

You may exercise the Put Option with respect to Notes previously withdrawn from the Put Option by following the procedures described above under “Procedures to be Followed by Holders Electing to Exercise the Put Option.”

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. In the event of a dispute, a Holder may challenge the Company’s determinations in a court of competent jurisdiction.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Expiration Date.

Payment for Surrendered Notes

We will promptly forward to the Paying Agent, prior to 1:00 p.m., New York City time, on March 1, 2018 (the Put Option Repurchase Date) the appropriate amount of cash required to pay the Put Option Repurchase Price for all Notes with respect to which the Put Option has been exercised and not withdrawn, and the Paying Agent will thereafter promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and the Put Option is exercised and not withdrawn with respect to such Notes, then the Paying Agent (to the extent funded by the Company) will pay the Put Option Repurchase Price for such Notes to the Holder promptly following the Put Option Repurchase Date, provided that such Notes are delivered to the Paying Agent together with all necessary endorsements as described above under “Exercise of Put Option and Delivery of Notes – Notes Held in Certificated Non-Global Form.”

In the event the Put Option is exercised for any Notes, we intend to use available cash, which may include borrowings under our revolving credit facility, to pay the Put Option Repurchase Price for the Notes. The total amount of funds required to repurchase all of the Notes on March 1, 2018 is $208,077,170.

Notes Acquired

Any Notes repurchased by us pursuant to the Put Option will be cancelled by the Trustee pursuant to the terms of the Indenture.

Plans or Proposals of the Company

Except as described in these materials or in filings by the Company with the Securities Exchange Commission (the “SEC”) or as previously announced, the Company and its directors and executive officers do not currently have any plans, proposals or negotiations that would be material to a Holder’s decision to exercise the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•	any class of equity securities of the Company to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

On January 29, 2018, the Company issued a notice of redemption to the Holders to redeem any Notes outstanding on the Redemption Date (March 6, 2018). As a result, Notes with respect to which the Put Option is not exercised prior to the Expiration Date (5:00 p.m., New York City time, on Wednesday, February 28, 2018) (or with respect to which the Put Option is exercised and subsequently withdrawn prior to the withdrawal deadline) and that are not surrendered for conversion prior to the Conversion Deadline (5:00 p.m., New York City time, on Monday, March 5, 2018), will be redeemed by the Company on the Redemption Date at the Redemption Price. Under the terms of the Indenture, the Put Option Repurchase Price and the Redemption Price are economically equivalent, except for any differences in principal accretion and accrued and unpaid interest due based solely on any differences in the date either is paid.

Interests of Directors, Executive Officers and Affiliates of the Company in the Notes

Based on a reasonable inquiry by the Company:

•	none of the executive officers or directors of the Company or any associate of such executive officers or directors has any beneficial interest in the Notes;

•	during the 60 days preceding the date of this Put Right Notice, none of the executive officers or directors of the Company or of its subsidiaries has engaged in any transactions in the Notes;

The Company will not repurchase any Notes from its affiliates or the executive officers or directors of the Company.

None of the Company or any of its associates or majority-owned subsidiaries has any beneficial interest in the Notes. During the 60 days preceding the date of this Put Right Notice, none of the Company or any of its associates or subsidiaries has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company and their addresses is attached to this Put Right Notice as Schedule A.

Repurchase of Notes by the Company and Its Affiliates

On January 29, 2018, the Company issued a notice of redemption to the Holders to redeem any Notes outstanding on the Redemption Date (March 6, 2018). As a result, Notes with respect to which the Put Option is not exercised prior to the Expiration Date (5:00 p.m., New York City time, on Wednesday, February 28, 2018) (or with respect to which the Put Option is exercised and subsequently withdrawn prior to the withdrawal deadline) and that are not surrendered for conversion prior to the Conversion Deadline (5:00 p.m., New York City time, on Monday, March 5, 2018), will be redeemed by the Company on the Redemption Date at the Redemption Price.

Agreements Involving the Company’s Securities

The Company has entered into the following agreements relating to the Notes:

•	the Base Indenture; and

•	the Supplemental Indenture.

There are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Put Option or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Put Option or the Notes.

Certain United States Federal Income Tax Considerations

The following discussion, which is for general information only, is a summary of certain material U.S. federal income tax considerations relating to the surrender of Notes for repurchase pursuant to the Put Option. This discussion does not purport to be a complete analysis of all potential tax effects of the exercise of the Put Option. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, rulings, other administrative guidance and judicial decisions all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This summary applies only to Holders who hold Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to a Holder in light of its particular circumstances, nor does it purport to deal with persons subject to special tax treatment under U.S. federal income tax law, such as banks, financial institutions, insurance companies, retirement plans, regulated investment companies, tax exempt investors, dealers in securities or currencies, U.S. expatriate or former long-term residents, persons holding Notes as a position in a “straddle,” “hedge,” “conversion” or other integrated transaction for tax purposes, Holders whose functional currency is not the U.S. dollar, traders in securities who elect the mark-to-market method of accounting, Holders that are subject to the alternative minimum tax provisions of the Code, personal holding companies, real estate investment trusts and partnerships and other pass-through entities. Further, this discussion does not address the consequences under U.S. federal estate or gift tax laws or other U.S. federal tax laws (other than U.S. federal income tax laws) or the laws of any U.S. state or locality or any foreign jurisdiction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships that own Notes should consult their own tax advisors about the U.S. federal income tax consequences of surrendering Notes pursuant to the Put Option.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES TO YOU OF SURRENDERING NOTES FOR REPURCHASE PURSUANT TO THE PUT OPTION. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF SURRENDERING NOTES FOR REPURCHASE PURSUANT TO THE PUT OPTION IN LIGHT OF YOUR OWN SITUATION.

For purposes of the discussion that follows, a “U.S. Holder” is a beneficial owner of the Notes that for U.S. federal income tax purposes is: an individual citizen or resident of the United States; a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate if its income is subject to U.S. federal income taxation regardless of its source; or a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” is a beneficial owner of the Notes that is, for U.S. federal income tax purposes, an individual, corporation (or other entity that is taxable as a corporation for U.S. federal income tax purposes), estate or trust and that is not a U.S. Holder.

Classification of the Notes

Under the Indenture governing the Notes, the Company and every Holder agreed (in the absence of administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the Notes as debt instruments subject to the Treasury regulations governing contingent payment debt instruments (the “contingent debt regulations”) and to be bound by the Company’s application of the contingent debt regulations to the Notes, including the determination of the rate at which interest is deemed to accrue on the Notes and the related “projected payment schedule.” The remainder of this discussion assumes that the Notes have been treated in the manner described above and that an exercise of the Put Option will result in an unscheduled retirement for purposes of the contingent debt regulations. However, the proper application of the contingent debt regulations to the Notes is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service (“IRS”) will not assert that the Notes should be treated differently. Holders of the Notes are urged to consult their own tax advisors regarding the application of the contingent debt regulations to the surrender of Notes for repurchase pursuant to the Put Option.

U.S. Holders

Surrender of Notes for Repurchase. A U.S. Holder who receives cash in exchange for a Note surrendered pursuant to the Put Option will generally recognize taxable gain or loss equal to the difference between (i) the amount of cash received by the U.S. Holder in consideration for the surrender of the Note, reduced by any net negative adjustment carried forward, and (ii) the U.S. Holder’s adjusted tax basis in the Note surrendered. A U.S. Holder’s adjusted tax basis in a Note will generally be equal to the cost of the Note to the U.S. Holder, (i) increased by any interest income previously accrued by such U.S. Holder with respect to such Note (determined without regard to any positive or negative adjustments to interest accruals that arise because projected payments differ from the actual amounts paid), (ii) decreased by the amount of any noncontingent payments and the projected amount of any contingent payments that have been previously scheduled to be made (regardless of actual payment) on the Note, and (iii) increased or decreased by the amount of any positive or negative adjustment, respectively, that the U.S. Holder was required to make because of a difference between such U.S. Holder’s tax basis and the adjusted issue price of the Note.

A U.S. Holder generally will treat (i) any gain as ordinary interest income and (ii) any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary loss, and the balance as capital loss (which will be long-term if the Note was held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder who sells the Notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Note pursuant to the Put Option, unless the U.S. Holder is an exempt recipient (such as a corporation) and, if requested, certifies as to that status. Under the backup withholding provisions of the Code, a U.S. Holder who surrenders Notes for cash pursuant to the Put Option will generally also be subject to backup withholding on that payment unless such U.S. Holder (i) is an exempt recipient and, when required, establishes this fact or (ii) provides a Taxpayer Identification Number (Employer Identification Number or Social Security Number) and satisfies certain certification requirements. U.S. Holders electing to surrender Notes should complete an IRS Form W-9 and attach it to the Notes being surrendered. If you are a U.S. Holder exempt from backup withholding under the Code, please provide your Taxpayer Identification Number and so indicate on the Form W-9. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

Non-U.S. Holders

Surrender of Notes for Repurchase. Subject to the discussion of backup withholding below, all payments made to a Non-U.S. Holder in exchange for Notes surrendered pursuant to the Put Option and any gain realized by such Non-U.S. Holder on a sale of the Notes pursuant to the Put Option will generally not be subject to U.S. federal income or withholding tax provided that:

•	the Non-U.S. Holder (1) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (3) is not a bank receiving certain types of interest;

•	the certification requirement described below has been satisfied with respect to the Non-U.S. Holder;

•	such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States;

•	such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition or certain other conditions are not met;

•	our Common Stock is actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on NASDAQ); and

•	we are not, and have not been within the shorter of the five-year period preceding such sale and the period during which the Non-U.S. Holder held the Notes, a United States real property holding corporation (“USRPHC”).

We believe that we are not currently, and have not been during the last five years, a USRPHC, and we do not anticipate becoming a USRPHC in the near future. The certification requirement referred to above will be satisfied if the beneficial owner of a Note certifies on IRS Form W-8BEN, W-8BEN-E (or other suitable W-8 or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the Note, or any gain realized on the sale of the Note, is effectively connected with the conduct of this trade or business (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from U.S. withholding tax with respect to such interest or gain, will generally be subject to regular U.S. federal income tax on such interest or gain in substantially the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder would be required to provide a properly executed IRS Form W-8ECI (or suitable successor form) in order to claim an exemption from U.S. withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors with respect to other tax consequences of surrendering Notes pursuant to the Put Option.

Information Reporting and Backup Withholding. Payments to a Non-U.S. Holder in exchange for Notes surrendered pursuant to the Put Option may be subject to U.S. information reporting and backup withholding unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. The certification procedures confirming foreign status, described above under “Non-U.S. Holders—Surrender of Notes for Repurchase,” will generally satisfy the certification requirements necessary to avoid backup withholding as well. However, the applicable withholding agent may be required to report to the IRS and to the Non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to a Non-U.S. Holder. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

Unearned Income Medicare Contribution Tax

An additional 3.8% tax will be imposed on all or a portion of the “net investment income” of certain U.S. citizens and resident aliens and the undistributed “net investment income” of certain estates and trusts (the “Medicare tax”). Among other items, “net investment income” generally includes interest and certain net gain from the disposition of property (which may include the Notes), less certain deductions. Holders that are U.S. citizens, resident aliens, estates, or trusts that dispose of their Notes pursuant to the Put Option are urged to consult their own tax advisors regarding the applicability of the Medicare tax.

The description of tax considerations is for general information only and is not tax advice. We recommend that Holders consult with their own tax and financial advisors with respect to the tax consequences of surrendering Notes for repurchase pursuant to the Put Option, including the applicability and effect of federal, state, local and foreign tax laws, before surrendering their Notes for repurchase pursuant to the Put Option.

Additional Information

The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company also makes available, free of charge, on or through the Company’s Internet website at http://www.hologic.com all of the documents that it files with or furnishes to the SEC as soon as reasonably practicable after it electronically files such material with the SEC. However, the information contained on the Company’s website does not constitute a part of this Put Right Notice and is not incorporated by reference herein.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on November 21, 2017;

•	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 26, 2018;

•	The Company’s Current Reports on Form 8-K filed with the SEC on October 4, 2017 (two reports; excluding Item 7.01), October 5, 2017, October 10, 2017, November 2, 2017, November 9, 2017, November 14, 2017, November 22, 2017, December 1, 2017, January 11, 2018, January 16, 2018, January 17, 2018 and January 19, 2018, except for portions or such reports which were deemed to be furnished and not filed;

•	The description of the Company’s Common Stock contained in the registration statement on Form 8-A, filed with the SEC on January 31, 1990; and

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Put Right Notice and prior to the Put Option Repurchase Date (March 1, 2018), but excluding any information furnished to, rather than filed with, the SEC.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

No Solicitations

The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

Definitions

All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Notes.

Conflicts

In the event of any conflict between this Put Right Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Trustee, the Company, our Board of Directors, or our employees, as applicable, is making any recommendation to any Holder as to whether to exercise the Put Option or refrain from exercising the Put Option pursuant to this Put Right Notice. Each Holder must make such Holder’s own decision whether to exercise the Put Option with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Put Option should be exercised.

*  *  *  *  *

HOLOGIC, INC.

By: Wilmington Trust Company, as Trustee

Dated: January 29, 2018

SCHEDULE A. BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each member of the Company’s board of directors and each of the Company’s executive officers:

Directors

Name	Title
Stephen P. MacMillan	Chairman
Sally W. Crawford	Director
Charles J. Dockendorff	Director
Scott T. Garrett	Director
Lawrence M. Levy	Director
Namal Nawana	Director
Christiana Stamoulis	Director
Elaine S. Ullian	Director
Amy M. Wendell	Director

Executive Officers

Name	Title
Stephen P. MacMillan	Chairman, President and Chief Executive Officer
Allison P. Bebo	Senior Vice President, Human Resources
John M. Griffin	General Counsel
Robert W. McMahon	Chief Financial Officer
Peter J. Valenti III	Division President, Breast and Skeletal Health Solutions
Thomas A. West	Division President, Diagnostics Solutions

The business address of each person set forth above is c/o Hologic, Inc., 250 Campus Drive, Marlborough, Massachusetts 01752, and its telephone number there is (508) 263-2900.

SCHEDULE B. OPTIONAL PUT REPURCHASE NOTICE

FORM OF OPTIONAL PUT REPURCHASE NOTICE AND FUNDAMENTAL

CHANGE REPURCHASE NOTICE

To: Hologic, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Hologic, Inc. (the “Company”) as to the occurrence of (check the appropriate box):

☐	a Fundamental Change with respect to the Company;

☐	an Optional Put Repurchase Date;

and hereby directs the Company to pay, or cause the Trustee (to the extent funded by the Company) to pay, it or                      an amount in cash equal to 100% of the Accreted Principal Amount, or the portion thereof (which is $1,000 in Original Principal Amount or an integral multiple thereof) below designated, to be repurchased plus interest accrued to, but excluding, the Optional Put Repurchase Date or the Fundamental Change Repurchase Date, as applicable, except as provided in the Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Certificate number(s), if applicable, of Note(s) tendered for repurchase:

Principal amount to be repurchased (at least U.S. $1,000 Original Principal Amount or an integral multiple of $1,000 in excess thereof):

Remaining principal amount following such repurchase (not less than U.S. $1,000 Original Principal Amount):

By:
Authorized Signatory